Exhibit 99.1

STERLING FINANCIAL CORPORATION

2011 EMPLOYEE STOCK PURCHASE PLAN

Date of Board Approval: March 2, 2011

Date of Shareholder Approval: April 21, 2011

1. PURPOSE OF THE PLAN. The purpose of the Sterling Financial Corporation 2011 Employee Stock Purchase Plan (the “Plan”) is to: (a) provide Eligible Employees of Sterling Financial Corporation (“Sterling”) and its Designated Subsidiaries with an opportunity to purchase Common Stock of Sterling; (b) encourage present and future Eligible Employees of Sterling to link their interests with the long-term financial success of Sterling and the growth of shareholder value; (c) provide an incentive for continued employment; and (d) secure for Sterling and its shareholders the benefits of the incentive inherent in ownership of Common Stock by present and future Eligible Employees of Sterling. It is Sterling’s intention to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code.

2. DEFINITIONS.

a. “Administrator” shall mean the Board or any of its Committees designated by the Board to administer the Plan.

b. “Board” shall mean the Board of Directors of Sterling.

c. “Code” shall mean the Internal Revenue Code of 1986, as amended.

d. “Common Stock” shall mean the Common Stock of Sterling.

e. “Compensation” shall mean all regular straight time gross earnings and commissions. Compensation shall not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, and other compensation.

f. “Continuous Status” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by Sterling, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

g. “Contributions” shall mean all amounts credited to the account of a Participant pursuant to the Plan.

h. “Designated Subsidiary” shall mean any Subsidiary selected the Administrator as eligible to participate in the Plan.

i. “Eligible Employee” shall mean any individual who is a common law employee of Sterling or any Designated Subsidiary.

j. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

k. “Offering Date” shall mean the first business day of each Offering Period under the Plan.

l. “Offering Period” shall mean the approximately six (6) month period commencing on one Purchase Date and ending with the next Purchase Date, except that the first Offering Period shall commence on the Offering Date and end with the Purchase Date.

m. “Offering Year” shall mean the 12-month period comprising two Offering Periods, provided however, if the Administrator changes the duration of Offering Periods, in accordance with Section 4, the Offering Year shall be adjusted accordingly to mean a 12-month period corresponding to the beginning and end of such adjusted Offering Period(s) or the calendar year as applicable in the Administrator’s discretion.

n. “Participant” shall mean an Eligible Employee who elects to participate in the Plan.

o. “Plan” shall mean this 2011 Employee Stock Purchase Plan.

p. “Purchase Date” shall mean the last day of each Offering Period of the Plan.

q. “Purchase Price” shall mean the price at which a share of Common Stock may be purchased under the Plan, as determined in accordance with Section 7.

r. “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by Sterling or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by Sterling or a Subsidiary.

3. ELIGIBILITY. Any person who is an Eligible Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, except the following:

a. Eligible Employees who are not employed by Sterling or a Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Administrator;

b. Eligible Employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Sterling or of any Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Sterling or of any Subsidiary; or

c. In the Administrator’s discretion, the Administrator shall have the authority to exclude Eligible Employees who the Administrator determines may properly be excluded from an Offering Period in accordance with Treas. Reg. § 1.423-2(e)(1) so long as such exclusion is announced prior to the scheduled beginning of the Offering Period to be affected.

4. OFFERING PERIODS. The Plan shall be implemented by a series of Offering Periods of six (6) month duration, with new Offering Periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the Administrator). The Plan shall continue until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval. The Administrator shall announce any such change prior to the scheduled beginning of the Offering Period to be affected.

5. PARTICIPATION.

a. An Eligible Employee may become a Participant in the Plan by completing a subscription agreement on the form provided by Sterling and filing it with Sterling’s payroll office prior to the applicable Offering Date; unless a later time for filing the subscription agreement is set by the Administrator for all Eligible Employees with respect to a given Offering Period. An Eligible Employee who does not deliver a subscription agreement to Sterling prior to such Offering Date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such Eligible Employee enrolls in this Plan by filing a subscription agreement with Sterling prior to a subsequent Offering Date; unless a later time for filing the subscription agreement is set by the Administrator. Once an Eligible Employee becomes a Participant in an Offering Period, such Participant will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the Participant changes the rate of his or her Contributions to zero as provided in Section 6(b) or discontinues his or her participation in the Plan as provided in Section 11.

b. The subscription agreement shall set forth the whole number percentage of the Participant’s Compensation (which shall not be less than one percent (1%) and not more than ten percent (10%), or such other percentage as may be specified by the Administrator and announced before the first Offering Period to be affected), subject to the limitations under Section 10, to be paid as Contributions to the Plan.

c. Payroll deductions shall commence on the first payroll date following the Offering Date and shall continue until the Participant changes the rate of his or her Contributions to zero as provided in Section 6(b) or discontinues his or her participation in the Plan as provided in Section 11.

6. METHOD OF PAYMENT OF CONTRIBUTIONS.

a. Subject to the limitations under Section 10, the Participants shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) (in whole number increments) of such Participant’s Compensation. All payroll deductions made by a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.

b. A Participant may discontinue his or her participation in the Plan as provided in Section 11, or, on one occasion only during the Offering Period, may change the rate of his or her Contributions during the Offering Period by completing and filing with Sterling a new subscription agreement. A Participant may elect to decrease the rate of his or her Contributions to zero at any time during the Offering Period by completing and filing with Sterling a new subscription agreement. The Administrator may, in its discretion, otherwise limit or change the nature and/or number of participation rate changes permitted during an Offering Period. The change in rate shall be effective with the first full payroll period following ten (10) business days after Sterling’s receipt of the new subscription agreement unless Sterling elects to process a given change in participation more quickly.

7. GRANT OF OPTION.

a. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date a number of shares of the Common Stock determined by dividing such Participant’s Contribution accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the “Applicable Percentage” (as defined below in Section 7(c)) of the fair market value of a share of Common Stock on the Purchase Date; provided, however, that such purchase shall be subject to the limitations set forth in Sections 10 and 13. The fair market value of a share of Common Stock shall be determined as provided below in Section 7(b).

b. The option price per share of the shares offered in a given Offering Period shall be the “Applicable Percentage” (as defined below) of the fair market value of a share of Common Stock on the Purchase Date. The fair market value of the Common Stock on a given date shall be determined by the Administrator in its discretion based on the closing price of the Common Stock for the date preceding the date of determination (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date on which there was a closing price), as reported by the NASDAQ Capital Market or, in the event the Common Stock is listed on a different national securities exchange, the fair market value per share shall be the closing price on such exchange on the date preceding the date of determination (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in the Wall Street Journal.

c. For purposes of this Section 7, the “Applicable Percentage” shall not be less than eighty-five percent (85%) and not more than one hundred percent (100%), and shall be established by the Administrator before the scheduled beginning of the first Offering Period to which the Applicable Percentage shall apply.

8. EXERCISE OF OPTION. Unless a Participant withdraws from the Plan as provided in Section 11, his or her option for the purchase of shares will be exercised automatically on the Purchase Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated Contributions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

9. DELIVERY. As soon as reasonably practicable after each Purchase Date on which a purchase of shares occurs, Sterling shall arrange the delivery to each Participant the shares purchased upon exercise of his or her option in a form determined by the Administrator.

10. LIMITATIONS ON SHARES TO BE PURCHASED. No Participant shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of Sterling or any Subsidiary, exceeds Ten Thousand Dollars ($10,000) of the fair market value of such stock (determined at the time such option is granted) for each Offering Year or calendar year in which the Eligible Employee participates in the Plan. Sterling shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when Sterling automatically resumes such payroll deductions, Sterling must apply the rate in effect immediately prior to such suspension.

11. VOLUNTARY WITHDRAWAL; TERMINATION OF EMPLOYMENT.

a. A Participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to two (2) business days prior to the Purchase Date of the Offering Period by completing a Sterling approved notification. All of the Participant’s Contributions credited to his or her account will be paid without interest to him or her as soon as practicable after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

b. Upon termination of the Participant’s status as an Eligible Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned without interest to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and his or her option will be automatically terminated.

c. In the event an Eligible Employee fails to remain in Continuous Status as an employee of Sterling during the Offering Period in which the employee is a Participant, he or she will be deemed to have elected to have withdrawn from the Plan and the Contributions credited to his or her account will be returned without interest to him or her and his or her option will be terminated.

d. A Participant’s withdrawal from an offering will not have an effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by Sterling.

12. INTEREST. The Contributions of a Participant in the Plan shall be credited to an interest-bearing account. The interest-bearing account shall constitute part of the general assets of Sterling until such Contributions are used to purchase shares upon the exercise of an option hereunder. Any interest which accrues on such account shall inure to the benefit of Sterling and shall not be allocated to or for the benefit of any Participants in the Plan.

13. SHARES RESERVED FOR THE PLAN.

a. The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares, subject to adjustment upon changes in capitalization of Sterling as provided in Section 19. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Price exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), Sterling shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine is equitable. In such event, Sterling shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall similarly reduce the rate of Contributions, if necessary.

b. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

c. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the “Street Name” of a Sterling-approved broker.

14. ADMINISTRATION. The Administrator shall supervise and administer the Plan and shall have full and exclusive discretionary authority to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, to adjudicate all disputed claims filed under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Administrator shall, to the fullest extent permitted by law, be final and binding upon all parties. The composition of the Administrator shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

15. BENEFICIARY DESIGNATION.

a. A Participant may file a written beneficiary designation identifying who is to receive shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written beneficiary designation identifying who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of an Offering Period. If a Participant is married and the beneficiary designation indicates someone other than the Participant’s spouse, spousal consent shall be required for such designation to be effective.

b. Such beneficiary designation may be changed by the Participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, Sterling shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of Sterling), Sterling, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to Sterling, then to such other person as Sterling may designate.

16. TRANSFERABILITY. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that Sterling may treat such act as an election to withdraw funds in accordance with Section 11.

17. USE OF FUNDS. All Contributions received or held by Sterling under the Plan may be used by Sterling for any corporate purpose, and Sterling shall not be obligated to segregate such Contributions.

18. REPORTS. Individual accounts will be maintained for each Participant in the Plan. Account statements will be given to Participants promptly following the Purchase Date, which statements will set forth the amount of Contributions, the per share Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

a. Adjustment. Subject to any required action by the shareholders of Sterling, the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reserve stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Sterling; provided, however, that conversion of any convertible securities of Sterling shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by Sterling of shares of stock of any class, or securities convertible into shares of stock of any class, shall effect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

b. Corporate Transactions. In the event of the proposed dissolution or liquidation of Sterling, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. In the event of a proposed sale of all or substantially all of the assets of Sterling, or the merger of Sterling with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Administrator may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the sale of assets or merger.

20. AMENDMENT OR TERMINATION.

a. The Board of Sterling may at any time terminate or amend the Plan. Except as provided in Section 19 and this Section 20, no such termination may affect options previously granted, nor may an amendment make any change in any options theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), Sterling shall obtain shareholder approval in such a manner and to such a degree as so required.

b. Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an

Offering Period, establish the exchange ratio applicable to amounts withheld in currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in Sterling’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures which the Administrator determines in its sole discretion to be advisable and which are consistent with the Plan.

c. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including but not limited to:

i. Increasing the Purchase Price for an Offering Period including an Offering Period underway at the time of the change in Purchase Price;

ii. Shortening any Offering Period so that the Offering Period ends on the new Purchase Date, including an Offering Period underway at the time of the Board action; and

iii. Allocating shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

21. NOTICES. All notices or other communications by a Participant to Sterling under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Sterling at the location, or by the person, designated by Sterling for the receipt thereof.

22. CONDITIONS UPON ISSUANCE OF SHARES.

a. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for Sterling with respect to such compliance.

b. As a condition to the exercise of an option, Sterling may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for Sterling, such a representation is required by any of the aforementioned applicable provisions of law.

c. Each Participant agrees, by entering the Plan, to promptly give Sterling notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

23. TERM OF PLAN; EFFECTIVE DATE. Subject to Section 26, following its adoption by the Board the Plan will become effective on August 1, 2011. It will continue in effect for a term of ten (10) years unless sooner terminated under Section 20.

24. ADDITIONAL RESTRICTIONS OF RULE 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25. GENERAL PROVISIONS.

a. All costs and expenses incurred in the administration of the Plan shall be paid by Sterling; however, each Participant shall bear all costs and expenses incurred by such individual in the sale or disposition of any shares purchased under the Plan.

b. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of Sterling or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of Sterling (or any Subsidiary employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such Participant’s employment at any time for any reason, with or without cause.

c. The provisions of the Plan shall be governed by the laws of the State of Washington except as superseded by federal law, and shall be construed in accordance with other applicable laws to the extent not in conflict with Washington law or federal law.

26. SHAREHOLDER APPROVAL. The Plan will be subject to approval by the shareholders of Sterling within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under applicable laws. Upon approval of the Plan by the shareholders of Sterling, all options granted under the Plan on or after the effective date shall be fully effective as if the shareholders of Sterling had approved the Plan on such effective date. If the shareholders fail to approve the Plan within twelve (12) months of its date of adoption by the Board of Sterling, any options granted hereunder shall be null and void and of no effect.